EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 8, 2018, with respect to the consolidated financial statements and schedule, as of March 25, 2018 and for the fifty-two weeks ended March 25, 2018 and March 26, 2017 included in the Annual Report of Nathan’s Famous, Inc. on Form 10-K for the fifty-three weeks ended March 31, 2019.  We consent to the incorporation by reference of said report in the Registration Statements of Nathan’s Famous, Inc. on Forms S-8 (File No. 333-177736 and File No. 333-184722).

/s/ GRANT THORNTON LLP

New York, New York

June 14, 2019